EXHIBIT 10(h)

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of the 28th day of August, 2008, between Southern Union Company, a Delaware corporation (the “Company”), and Robert O. Bond (the “Executive”).

WHEREAS, the Executive is willing to serve the Company, and the Company is willing to employ the Executive, on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Period”).  Commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one year terms unless either the Company or the Executive shall give the other party not less than ninety (90) days’ prior written notice of the intention to not extend this Agreement (a “Non-Renewal Notice”).

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as the Company’s Senior Vice President – Pipeline Operations and President and Chief Operating Officer of the Company’s Panhandle Eastern Pipe Line Company, L.P. subsidiary with the appropriate authority, duties and responsibilities attendant to such position and any other duties that may be assigned by the Company’s Board of Directors (the “Board”).

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and to use the Executive’s reasonable best efforts to perform such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) serve, with the prior approval of the Board, on corporate boards or committees, (C) deliver lectures, fulfill speaking engagements and (D) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, provided that the Executive may continue to maintain and participate in any business venture approved by the Board prior to the date hereof.

(b) Compensation.

(i) Annual Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of at least $550,000.00.  Annual Base Salary shall not be reduced at any time (including after any such increase), and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii) Annual Bonus.  During the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) with a target level of not less than 50 percent of Annual Base Salary, or such greater amount as determined by the Compensation Committee of the Board (the “Compensation Committee”) payable in accordance with the procedures specified by the Compensation Committee.

(iii) Equity Compensation.  During the Employment Period, the Executive shall receive Company equity compensation awards that are at least commensurate with the Executive’s 2007 equity compensation awards (provided that the amount of awards may be decreased as long as the percentage decrease is consistent with the decrease for other officers of the Company and the type and terms of awards may be changed as long as the change is consistent with the change for other officers of the Company).

(c) Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to other similarly situated senior officers of the Company.

3. Termination of Employment.

(a) Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall have the meaning ascribed under the Company’s long term disability plan.

(b) Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to the Executive by or on behalf of the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates; or

(iii) the conviction of a felony by the Executive.

For purposes of this provision, no act or failure to act by the Executive shall be considered “willful” unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, in accordance with authority duly given by the Board, based upon the advice of counsel for the Company (including counsel employed by the Company) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by three-quarters of the entire Board (excluding the Executive from both the numerator and denominator if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), that an event set forth in clause (i), (ii) or (iii) has occurred and specifying the particulars thereof in detail.  If the Company does not deliver to the Executive a Notice of Termination (as defined in Section 3(d)) within ninety (90) days after the Chairman of the Board (or, if the Executive is the Chairman, the head of the Compensation Committee) has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

(c) Good Reason.  The Executive’s employment may be terminated by the Executive with or without Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following circumstances, without the Executive’s express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) days of receipt of a written notice from the Executive describing in reasonable detail the Good Reason event that has occurred (which notice must be provided within ninety (90) days of the Executive’s obtaining knowledge of the event), provided that the Executive must terminate employment within the two (2) years following the Executive’s obtaining knowledge of the event:

(i) any material change in the duties, responsibilities or authority (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company on the date hereof or as may be increased from time to time in connection with promotions (including any material and adverse diminution of such duties or responsibilities);

(ii) any material and adverse change in the Executive’s titles or offices (including, if applicable, membership on the Board) with the Company;

(iii) a more than 10% reduction by the Company in the Executive’s Annual Base Salary;

(iv) a more than 10% reduction by the Company in the Executive’s Annual Bonus opportunity (including any material and adverse change in the formula for such bonus);

(v) any requirement of the Company that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive is located on the date hereof or (B) travel on Company business to an extent substantially greater than the travel obligations of the Executive on the date hereof;

(vi) the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 8(c); or

(vii) any material breach by the Company of any other material term of this Agreement.

The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacities due to mental or physical illness and the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (except as provided in the lead in to the definition of Good Reason).

(d) Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e) Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, (ii) if the Executive’s employment is terminated by the Executive, thirty (30) days after receipt of the Notice of Termination (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period) and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4. Obligations of the Company upon Termination.

(a) Other than for Cause; For Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment for Good Reason, the Company shall have no further obligations to the Executive other than to provide the Executive:

(i) a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) the Executive’s Annual Base Salary, plus (B) the higher of (i) Executive’s target Annual Bonus for the year in which the Date of Termination occurs or (ii) the average Annual Bonus paid to the Executive by the Company (or its affiliates), including any portion of the annual bonus deferred into a deferred compensation plan, during the last three (3) completed fiscal years of the Company (or such shorter period of time during which the Executive was employed by the Company) immediately preceding the Date of Termination (annualized in the event that the Executive was not employed by the Company (or its affiliates) for the whole of any such fiscal year) by (ii) two (2);

(ii) a lump-sum cash payment equal to the Executive’s Annual Base Salary through the Date of Termination and the Executive’s Annual Bonus amounts for completed fiscal years, to the extent not theretofore paid or deferred;

(iii) a lump-sum cash payment equal to the Executive’s Annual Bonus for the full fiscal year in which the Date of Termination occurs based on the Company’s actual performance in such year, as determined by the Committee, (except that in the event such termination occurs following a Change in Control, the Executive’s target Annual Bonus for the fiscal year in which the Date of Termination occurs shall be used instead) multiplied by a fraction the numerator of which shall be the number of days the Executive was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365;

(iv) a lump-sum cash payment equal to the after-tax value (based on the highest Federal and State tax rates) of the Company-provided annual health care for the Executive and/or the Executive’s family at the Date of Termination, multiplied by two (2);

(v) for a period of one (1) year following the Date of Termination, the Company shall make coaching and/or outplacement services available to the Executive, provided that the total cost of such coaching and/or outplacement services for the Executive shall not exceed $20,000; and

(vi) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death; Disability.  If, during the Employment Period, the Executive’s employment shall terminate on account of death or Disability, the Company shall have no further obligations to the Executive other than to provide the Executive (or his estate) (i) the Annual Base Salary through the Date of Termination and the Executive’s Annual Bonus amounts for completed fiscal years, to the extent theretofore unpaid and (ii) the Other Benefits.  Notwithstanding the preceding sentence, the death of the Executive after Notice of Termination for Good Reason or without Cause has been validly provided shall be treated as a termination under Section 4(a) and not under this Section 4(b).

(c) For Cause; Other than For Good Reason.  If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Company shall have no further obligations to the Executive other than the obligation to pay to the Executive (i) the Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

(d) Other than for Cause or for Good Reason following a Change in Control.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason and, in either case, such termination occurs (i) within 24 months after a Change in Control of the Company (as defined below) or (ii) prior to and in anticipation of a Change in Control at the request of a third party who had indicated an intention to consummate a Change in Control and such Change in Control does occur, in addition to the benefits and payments specified in Section 4(a), the Company shall provide the Executive with full vesting of all the Executive’s outstanding equity-based compensation awards (including stock options, restricted stock, stock appreciation rights and cash restricted units) granted under the Company’s stock and incentive plans, as in effect from time to time (for the avoidance of doubt, the vesting provided in this Section 4(d) shall be in addition to, and not in lieu of, the change in control vesting provided under the Company’s stock and incentive plans or award agreements issued thereunder).  “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on the effective date of the Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date of the Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) pursuant to any acquisition by the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive) or (F) by George L. Lindemann, his spouse, descendants and trusts for their benefit and any person that is and remains a controlled affiliate of George L. Lindemann or his spouse (individually and collectively, the “Lindemann Family”);

(iii) the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) over 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or the Lindemann Family), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction” and any Business Combination which does not satisfy all of the criteria specified in (A), (B) and (C) shall be deemed a “Qualifying Transaction”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.  For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.

(e) Release Condition.  The Company shall not be required to make the payments and provide the benefits specified in Section 4(a) unless the Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in the form attached hereto as Exhibit A (the “Release”).  The Release shall be provided to the Executive no later than two (2) days after the Date of Termination, must be executed by the Executive and become effective and not be revoked by the Executive by the 55th day following the Date of Termination.

(f) Time of Payment.  Subject to the Release becoming effective as provided in Section 4(e), the payments in Sections 4(a)(i) and (iv) shall be paid within sixty (60) days of the Date of Termination and the payment in Section 4(a)(iii) shall be paid by March 15 of the year after the year in which the Date of Termination occurs.  The payments and benefits in Sections 4(a)(ii), 4(b)(i), 4(c)(i) and 4(d) shall be paid within twenty (20) days of the Date of Termination, provided, however, that any Annual Bonus amount for prior completed years shall be paid by March 15 of the year in which the Date of Termination occurs.

5. Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Certain Additional Payments by the Company.

(a) Gross-Up.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall promptly pay to the Executive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Reimbursement Payment, the Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments.  For purposes of determining the amount of the Reimbursement Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Reimbursement Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is no more than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Reimbursement Payment shall be made to the Executive.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the benefits under Section 4(a)(v), then reducing the cash payments under Section 4(a)(i), 4(a)(ii), 4(a)(iii) and 4(a)(iv), and then reducing the accelerated vesting under Section 4(d) (first by not vesting equity awards that are not Section 409A “deferred compensation” and then by not vesting equity awards that are Section 409A “deferred compensation”).  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Determination.  Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap.  Notwithstanding the foregoing, in the event that the Board shall determine prior to the Change in Control that (i) the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder.  The Reimbursement Payment under this Section 6 with respect to any Payments shall be made no later than thirty (30) days following such Payment.  If the Accounting Firm determines that no Excise Tax is payable by a Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  In the event that the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Executive with a written opinion to such effect.  The Determination by the Accounting Firm shall be binding upon the Company and the Executive.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In the event that the amount of the Reimbursement Payment is less than the amount necessary to reimburse the Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive.  In the event that the amount of the Reimbursement Payment exceeds the amount necessary to reimburse the Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent the Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.  The Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.  In the event that the Company makes a Reimbursement Payment to the Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by the Executive shall be redetermined within the context of Treasury Regulations Section 1.280G-1 Q/A 33 (the “Option Redetermination”), the Executive shall file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of the Executive’s amended federal income tax return.  If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Executive’s taxable income, then in addition to returning the refund to the Company, the Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment (all determinations pursuant to this sentence shall be made by the Accounting Firm).  In the event that amounts payable to the Executive under this Agreement were reduced pursuant to the second paragraph of Section 6(a) and subsequently the Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Executive any amounts payable under this Agreement that were not previously paid solely as a result of the second paragraph of Section 6(a) up to the Safe Harbor Cap.

7. Covenants Not to Compete or Solicit Company Clients and Employees; Confidential Information.

The Company and the Executive acknowledge and agree that the restrictions in Section 7 are necessary and reasonable to protect the Company’s disclosure of its Confidential Information to the Executive and are designed to enforce the Company’s promise to disclose its Confidential Information to the Executive and the Executive’s agreement not to disclose or use the Confidential Information except in connection with the Executive’s employment with the Company and to return the Company’s Confidential Information as provided for in this Agreement.

(a) Non-Compete.  During the Executive’s employment with the Company, and, if the Date of Termination is during the Employment Period and prior to a Change in Control, for a one (1) year period after the date the Executive’s employment is terminated by the Company or by the Executive for any reason, the Executive shall not directly or indirectly (without the prior written consent of the Company):

(i) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

(ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A) that is substantially related to any activity that the Executive was engaged in with the Company or its affiliates during the 12 months prior to the Date of Termination,

(B) that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or its affiliates during the 12 months prior to the Date of Termination, or

(C) that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in his activities with the Company or its affiliates during the 12 months prior to the Date of Termination.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any material activity that directly competes within any material geographical location in which the Company or its affiliates operates with any material activity that the Company or its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

(b) Non-Solicit.  During the Executive’s employment with the Company, and (i) for a one (1) year period after the Executive’s employment is terminated by the Company or the Executive for any reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company):  (a) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (b) transact business with any Client that would cause the Executive to be a Competitive Enterprise or (c) interfere with or damage any relationship between the Company and a Client and (ii) for a six (6) month period after the Executive’s employment is terminated by the Company or the Executive for any reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company), Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months, unless the employment of such person was terminated by the Company with or without Cause or by the employee for reasons that would have constituted Good Reason under this Agreement) to resign from the Company or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a “Client” means any client or prospective client of the Company or its affiliates to whom the Executive provided services (directly or indirectly by managing or supervising personnel who performed services to the client or prospective client), or for whom the Executive transacted business (directly or indirectly by managing or supervising personnel who performed services to the client or prospective client).  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(c) Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, the Company will be providing Executive with and access to its Confidential Information, and that Executive will be making use of, acquiring and adding to this Confidential Information.  For the purposes of this Agreement “Confidential Information” means and includes, by way of illustration only, and not limitation, information regarding: (i) marketing, advertising, public relations and/or promotional strategies, programs, plans and methods; (ii) pricing policies, methods and concepts, product and services strategies, training programs, and methods of operation and other business methods; (iii) mailing lists and lists of and information relating to current and prospective clients and accounts of the Company; (iv) the specific needs and preferences of current, former and/or prospective clients and accounts of the Company; (v) terms of contracts between the Company and its clients, accounts, vendors and/or suppliers; (vi) business plans, expansion plans, management policies and other business policies and strategies; (vii) business and sales forecasts, market analyses, costs, sales and revenue reports, budgets, other financial data which relates to the management and operation of the Company and its products and services, and other analyses not publicly disclosed; (viii) the Company’s competitors; (ix) employment lists, and salary, compensation and other information regarding employees, agents, independent contractors, consultants and representatives of the Company; (x) internally developed computer programs and software and specialized computer programs and source code; (xi) internal procedures, programs, reports and forms of the Company; (xii) the Company’s and its employees’ business relationships with current and prospective clients; and (xiii) other confidential, trade secret and/or proprietary information that allows the Company to compete successfully.

The Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company.  Accordingly, the Executive hereby covenants and agrees that he will use the Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.  Further, Executive agrees that he will return all of the Company’s property, documents and information including, but without limitation, the Confidential Information to the Company upon the earlier of (1) a request by the Company or (2) at the time Executive’s employment with the Company terminates regardless of the reason for such termination.

(d) Survival.  Any termination of the Executive’s employment during the Employment Period (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Section 7; provided that if the Company willfully breaches the payment obligations under Section 4(a) in bad faith and where there is not a bona fide dispute as to the entitlement to payments under Section 4(a), it shall be considered a material prior breach hereof and the Executive shall not be obligated to comply with the non-compete restrictions in Section 7(a).

(e) Validity.  Executive acknowledges and agrees that the restrictions in Section 7 are reasonable and necessary to protect the Company’s legitimate business interests including, without limitation, the Company’s Confidential Information and are reasonable, necessary and specifically designed to enforce the Company’s promise to provide Executive with and access to its Confidential Information and Executive’s promise not to use or disclose the Confidential Information except as authorized in this Agreement and to return the Confidential Information as provided for in the Agreement.  The Executive and the Company acknowledge and agree that the terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f) Consideration.  The parties acknowledge that this Agreement would not have been entered into and the Company would not have agreed to provide Executive with and access to its Confidential Information as well as the other benefits described in Section 2, 4 or 6 in the absence of the Executive’s promises under this Section 7.

(g) Cease Payments.  In the event that the Executive materially breaches any of Section 7(a), 7(b) or 7(c), the Company’s obligation to make or provide payments or benefits under Section 4 or 6 shall cease; provided, however, this will not in any way preclude the Company from seeking specific performance of this Agreement by a temporary restraining order, injunctive relief or for any other damages at law or in equity to which the Company may be entitled.

(h) Notice to New Employers.  Before the Executive either applies for or accepts employment with any other person or entity while any of Section 7(a), 7(b) or 7(c) is in effect, the Executive will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Company.

(i) Non-disparagement.  During the term of this Agreement and thereafter, (A) the Executive shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate or ridicule the Company, any of its affiliates or any of their employees, officers or directors and (B) the Company’s directors and officers shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate or ridicule the Executive.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns without any further consent of the Executive.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Disputes.

(a) Jurisdiction and Choice of Forum.  The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Houston, Texas (Harris County) over any dispute or controversy involving this Agreement.  Both the Executive and the Company (i) acknowledge that the forum stated in this Section 9(a) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 9(a) in the forum stated in this Section 9(a), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 9(a) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company.  However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 9(a).

(b) Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of Texas applicable to contracts made and to be performed entirely within that State.

(c) Costs Pre-Change in Control.  Prior to a Change in Control, the Company shall reimburse any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any controversy or claim between the Executive and the Company relating to this Agreement in which the Executive substantially prevails on the merits of such matter.

(d) Costs Post-Change in Control.  After a Change in Control, the Company shall reimburse the Executive on a current basis (as incurred) for all reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any controversy or claim between the Executive and the Company relating to this Agreement regardless of the result thereof; provided, however, that the Executive shall be required to repay immediately any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith.

10. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

If to the Company:

Southern Union Company
Attention: Secretary
5444 Westheimer Road
Houston, TX 77056-5306

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)  (subject to the limitation in the lead in of Section 3(c)) or the Company’s right to terminate the Executive for Cause pursuant to Section 3(b) (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(g) From and after the Effective Date, this Agreement shall supersede any other employment or severance agreement or arrangements between the parties (and the Executive shall not be eligible for severance benefits under any plan, program or policy of the Company), provided, however, this Agreement shall not waive any other rights or benefits provided by the Company to the Executive as of the date hereof (including, without limitation, the change in control vesting provided under the Company’s stock and incentive plans or award agreements issued thereunder).

(h) Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

11. Section 409A.

(a) To extent the Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A of the Code (“Section 409A”) and that if paid during the six months beginning on the Date of Termination would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death.  Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Date of Termination that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death.  In addition, any payment or benefit due upon the Date of Termination that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  Each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 4 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations Section 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(b) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Final Treasury Regulations Section 1.409A-1(b)(9)(v)(A) or (C) (certain “reimbursements”) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Executive’s third taxable year following the taxable year in which the Executive’s “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

NY12529:424935.1

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

Southern Union Company

/s/ GARY P. SMITH

Name:  Gary P. Smith
Title:    Senior Vice President,
     Human Resources & Administration

/s/ ROBERT O. BOND
Robert O. Bond

NY12529:424935.1

EXHIBIT A

[Form of Release]

NY12529:424935.1